UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2023

BRC Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41275	87-3277812
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1144 S. 500 W

Salt Lake City, UT 84101

(Address of principal executive offices, including Zip Code)

(801) 874-1189

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, $0.0001 par value	BRCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 10, 2023 (the “Closing Date”), Authentic Brands LLC (“Authentic Brands”), a subsidiary of BRC Inc. (the “Company”), and certain subsidiaries of Authentic Brands (collectively with Authentic Brands, the “Borrowers”) entered into (i) a Credit Agreement (the “ABL Credit Agreement”) with PNC Bank, National Association, as administrative agent and collateral agent (“PNC”), and the lenders from time to time party thereto, pursuant to which the lenders thereunder agreed to provide the Borrowers with a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $75 million (including a sub-facility for letters of credit in an amount up to $7.5 million) (the “ABL Facility”), and (ii) a Credit Agreement (the “Term Loan Credit Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”) with Whitehawk Capital Partners LP, as administrative agent and collateral agent, and the lenders from time to time party thereto, pursuant to which the lenders thereunder provided the Borrowers with senior secured term loans on the Closing Date in an aggregate principal amount of $50 million (the “Term Loan”) and a bridge loan in the amount of $6 million (the “Bridge Loan” and together with the Term Loan, the “Term Loan Facility”).

The obligations under the Credit Agreements are guaranteed by each Borrower and each Borrower’s direct and indirect, existing and future domestic subsidiaries, subject to certain exceptions (collectively, the “Guarantors” and each, a “Guarantor”). The obligations under the ABL Credit Agreement are secured by a first priority lien on certain deposit accounts, cash and cash equivalents, credit card payments, accounts receivable, inventory and other related assets of the Guarantors (the “ABL Priority Collateral”) and a second priority lien on substantially all of the other assets of the Guarantors. The obligations under the Term Loan Credit Agreement are secured by a second priority lien on the ABL Priority Collateral and a first priority lien on substantially all of the other assets of the Guarantors.

Each Credit Agreement includes certain conditions to borrowings, representations and warranties, affirmative and negative covenants, and events of default customary for financings of their type and size. Each Credit Agreement requires the Borrowers to maintain (i) consolidated EBITDA of at least $(2,460,000) for the fiscal quarter ended September 30, 2023, which amount increases incrementally over the next 15 quarters to $40 million for the 4 fiscal quarters ended June 30, 2027, and each 4 fiscal quarter period ending thereafter until maturity; (ii) a fixed charge coverage ratio of not less than 1.10 to 1.00, measured quarterly on a trailing 12 month basis, following the Availability Block Release Date (as defined below); (iii) minimum liquidity of at least $15 million, which amount is reduced to $7.5 million following the Availability Block Release Date; and (iv) minimum average liquidity of at least $9,375,000 following the Availability Block Release Date. The Credit Agreements also limit the Borrowers’ ability to, among other things, incur additional indebtedness, create liens on any assets, pay dividends or make certain restricted payments, make certain investments, consummate certain asset sales, make certain payments on indebtedness, and merge, consolidate or engage in other fundamental changes.

On the Closing Date, Authentic Brands used the proceeds from the Term Loan Facility and approximately $13.9 million of borrowings under the ABL Facility (i) to retire the Borrowers’ revolving credit facility and real estate term loan facility with Regions Bank and the equipment financing facility with Regions Commercial Equipment Finance, LLC and Regions Equipment Finance Corporation, (ii) to pay transaction fees, costs and expenses related to the Credit Agreements, and (iii) for other general corporate and working capital purposes.

ABL Credit Agreement with PNC

Under the terms of the ABL Credit Agreement, the amount available for advances is subject to a borrowing base, which is calculated by reference to the value of certain eligible deposit accounts, cash and cash equivalents, credit card payments, accounts receivable and inventory, offset by certain reserves. The amount available for advances will be reduced by $15 million until the Borrowers have maintained a fixed charge coverage ratio of not less than 1.10 to 1.00 for two consecutive fiscal quarters following the Closing Date and no defaults or events of default are then continuing (the date such condition is satisfied, the “Availability Block Release Date”). PNC may also reduce the amount available for advances upon certain findings or if PNC determines, in good faith and in the exercise of reasonable business judgment, that such reductions are necessary for other purposes.

Borrowings under the ABL Facility bear interest at a rate per annum of either (i) the Base Rate (as defined below) plus a margin ranging from 1.50% to 2.00% or (ii) term SOFR plus a margin ranging from 2.60% to 3.10%, in each case subject to a 0.25% reduction following the Availability Block Release Date. “Base Rate” means, for any day, the base commercial lending rate of PNC as publicly announced to be in effect from time to time. The Borrowers are also required to pay certain fees in connection with the ABL Credit Agreement, including an unused commitment fee based on the average daily unused portion of the ABL Facility, equal to 0.375% on an annual basis.

The ABL Facility matures on the earlier of (i) August 10, 2028 and (ii) the date that is 91 days prior to the scheduled maturity date of any other debt in excess of $2.5 million, subject to certain exceptions.

Term Loan Credit Agreement

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to either (i) a base rate plus 7.50% or (ii) term SOFR plus 8.50%. The base rate and term SOFR rate are subject to floors of 4.00% and 3.00%, respectively. The Bridge Loan does not accrue interest until November 8, 2023.

The Term Loan Facility requires the Borrowers to make quarterly principal repayments in an aggregate principal amount equal to (i) 1.25% of the original aggregate principal amount of the Term Loan commencing with the fiscal quarter ending September 30, 2024 through the fiscal quarter ending June 30, 2025, (ii) 2.50% of the original aggregate principal amount of the Term Loan commencing with the fiscal quarter ending September 30, 2025 through the fiscal quarter ending June 30, 2026, and (iii) 3.125% of the original aggregate principal amount of the Term Loan commencing with the fiscal quarter ending September 30, 2026 through the maturity date of the Term Loan. The Term Loan Facility is also subject to mandatory prepayment (x) to the extent the outstanding obligations under the Term Loan Facility exceed a borrowing base calculated by reference to the value of certain eligible intellectual property, equipment and real property, offset by certain reserves, and (y) of up to 50% of the Borrowers’ excess cash flows beginning in 2026. The Borrowers may voluntarily prepay amounts outstanding under the Term Loan Facility at any time, subject in certain cases to a prepayment premium.

The Term Loan matures on the earlier of (i) August 10, 2028 and (ii) the date that is 91 days prior to the scheduled maturity date of any other debt in excess of $2.5 million, subject to certain exceptions. The Bridge Loan matures on November 8, 2023, provided that up to $1.6 million of the Bridge Loan may be extended to December 8, 2023 subject to the satisfaction of certain conditions.

The foregoing summaries of the Credit Agreements do not purport to be complete and are subject to, and qualified in their entirety by, reference to the full text of the ABL Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and the full text of the Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On August 10, 2023, the Company issued a press release announcing its results for the second quarter ended June 30, 2023. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in this Item 2.02.

The information in this Item 2.02 and Exhibit 99.1 is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description

10.1*	Credit Agreement, dated August 10, 2023, by and among Authentic Brands LLC, certain subsidiaries of Authentic Brands LLC from time to time party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto.

10.2*	Credit Agreement, dated August 10, 2023, by and among Authentic Brands LLC, certain subsidiaries of Authentic Brands LLC from time to time party thereto, Whitehawk Capital Partners LP, as administrative agent and collateral agent, and the lenders from time to time party thereto.

99.1	Press Release issued by the Company on August 10, 2023 announcing results for the second quarter ended June 30, 2023.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

*

Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2023

BRC INC.

By:	/s/ Evan Hafer
Name:	Evan Hafer
Title:	Chief Executive Officer

4